Exhibit 99.1
WSI Industries Reports First Quarter Sales & Earnings
January 8, 2009—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2009 first quarter ending November 30, 2008 of $6,035,000, a slight increase over the prior year amount of $5,975,000. Net income for the fiscal 2009 first quarter was $101,000 or $.04 versus $387,000 or $.14 per share in the prior year first quarter. Included in the prior year fiscal 2008 first quarter income was a gain on sale of equipment which contributed $98,000 to pre-tax income.
Michael J. Pudil, president and chief executive officer, commented: “As expected, our fiscal 2009 first quarter revenues were flat in comparison to the prior year. During the quarter, our sales were affected by delays in program start-ups in our energy business as well as the deterioration in the overall economy. While our recreational vehicle market sales held up well during the quarter, our revenues from the energy business experienced a quarter on quarter decline as compared to the fiscal 2008 fourth quarter. Our net earnings were negatively affected by the program start-up costs as well as volume inefficiencies.” Pudil went on to say: “Unfortunately WSI is not immune to the economic downturn that is facing the country. We expect a further deterioration in revenues in our fiscal 2009 second quarter; however, we are hopeful of a rebound in the last half of fiscal 2009.” Pudil concluded: “While it is difficult to predict how economic conditions might impact business, we remain confident about the position we have established for WSI. We are a key supplier of value added components to a number of customers serving a wide variety of markets. We have a strong balance sheet, excellent employees, facilities and equipment and have several new business opportunities that we are pursuing. We are optimistic about our prospects for long-term success.”
The Company also announced today that, given the current economic conditions and the prudent need to conserve cash, its Board of Directors is not declaring a dividend this quarter.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.
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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
In thousands, except per share amounts

	First quarter ended
	November 30,	November 25,
	2008	2007
Net Sales	$6,035	$5,975
Cost of products sold	5,209	4,856

Gross margin	826	1,119
Selling and administrative expense	581	577
Gain on sale of equipment	—	(98)
Interest and other income	(4)	(22)
Interest and other expense	92	67

Earnings from operations before income taxes	157	595
Income taxes	56	208

Net earnings	$101	$387

Basic earnings (loss) per share	$0.04	$0.14

Diluted earnings (loss) per share	$0.04	$0.14

Weighted average number of common shares outstanding	2,785	2,724

Weighted average number of dilutive common shares outstanding	2,798	2,804
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	November 30,	November 25,
	2008	2007
Assets:
Total Current Assets	$8,615	$6,882
Property, Plant, and Equipment, net	8,164	5,565
Intangible Assets, net	2,847	3,079

Total Assets	$19,626	$15,526

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,011	$3,078
Long-term debt	6,477	4,243
Shareholders’ equity	9,138	8,205

Total Liabilities and Shareholders’ Equity	$19,626	$15,526